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                    STOCK OPTION AGREEMENT
                    ----------------------

     FOR INCENTIVE STOCK OPTIONS UNDER SECTION 422
             OF THE INTERNAL REVENUE CODE
                    PURSUANT TO THE
            MID CONTINENT BANCSHARES, INC.
                1994 STOCK OPTION PLAN


     STOCK OPTIONS for a total of _________ shares of Common Stock, par value $.10 per share, of Mid Continent Bancshares Inc. (the "Company"), which Option is intended to qualify as an Incentive Stock Option under Section 422 of the Internal Revenue Code of 1986 as amended, is hereby granted to _______________________________ (the "Optionee") at the price determined as provided in, and in all respects subject to the terms, definitions and provisions of the 1994 Stock Option Plan (the "Plan") adopted by the Company which is incorporated by reference herein, receipt of which is hereby acknowledged.

     1.  OPTION PRICE.  The Option price is $11.75 for each
Share, being 100% of the fair market value, as determined by the Committee, of the Common Stock on the date of grant of this Option.

     2. EXERCISES OF OPTION. This Option shall be exercisable in accordance with provisions of the Plan as follows:

         (a)  SCHEDULE OF RIGHTS TO EXERCISE.

                                        Total of Shares Subject
                                          to Option Which May
Date of Vesting of Option                    Be Exercised
-------------------------               -----------------------

January 27, 1996  . . . . . . . . . . .     One-third

January 27, 1997  . . . . . . . . . . .     One-third

January 27, 1998  . . . . . . . . . . .     One-third


     Notwithstanding any provisions in this Section 2, in no event shall this Option be exercisable prior to six months following the date of grant or the date of ratification of the Plan by the Company's stockholders, whichever is later.
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         (b)  METHOD OF EXERCISE.  This Option shall be
exercisable by a written notice which shall:

              (i) State the election to exercise the Option, the number of Shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such Shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

              (ii) Contain such representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;


              (iii) Be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

              (iv) Be in writing and delivered in person or by certified mail to the Treasurer of the Company.

     Payment of the purchase price of any Shares with respect to which the Option is being exercised shall be certified or bank cashier's or teller's check. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.


         (c) RESTRICTIONS ON EXERCISE. This Option may not be exercised if the issuance of the Shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the Optionee's exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

     3. NON-TRANSFERABILITY OF OPTION. This Option may not be transferred in any manner otherwise than by will or the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

     4. TERMS OF OPTION. This Option may not be exercised more than ten (10) years from the date of grant of this Option, as set forth below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

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     5.  RELATED MATTERS.  Notwithstanding anything herein to
the contrary, additional conditions or restrictions related to such Options may be contained in the Plan or the resolutions of the Plan Committee authorizing such grant of Options.


                          Mid Continent Bancshares, Inc.


Date of Grant:
January 27, 1995          By:____________________________



Attest:



_______________________


[SEAL]


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               INCENTIVE STOCK OPTION EXERCISE FORM
               ------------------------------------

                        PURSUANT TO THE
                  MID CONTINENT BANCSHARES, INC.
                        1994 STOCK OPTION PLAN


                                                ________________
                                                     (Date)



Mid Continent Bancshares, Inc.

Dear Sir:

     The undersigned elects to exercise the Incentive Stock
Option to purchase _____ shares, par value $.10, of Commons
Stock of Mid Continent Bancshares, Inc. under and pursuant to a Stock Option Agreement dated ________, 19__.

     Delivered herewith is a certified or bank cashier's or teller's check and/or shares of Common Stock, valued at the fair market value of the stock on the date of exercise, as set forth below.

               $____________             of cash or check
                ____________             of Common Stock
               $                         Total
               =============

     The name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) is as follows:


      Name _______________________________________________

      Address ____________________________________________

      Social Security Number _____________________________

                                         Very truly yours,

                                         _______________________